FOR IMMEDIATE RELEASE

Workiva Announces Pricing of Private Offering of $300 Million of 1.125% Convertible Senior Notes

AMES, Iowa – August 13, 2019 – Workiva Inc. (NYSE: WK) today announced the pricing of its offering of $300 million principal amount of its 1.125% Convertible Senior Notes due 2026 (the “notes”) through a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Workiva also granted the initial purchasers a 13-day option beginning on, and including, the date the notes are issued, to purchase up to an additional $45 million principal amount of notes. The offering is expected to close on August 16, 2019, subject to customary closing conditions.

The notes will be senior unsecured obligations of Workiva, and interest will be payable semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2020. The notes will mature on August 15, 2026. The notes will not be redeemable at Workiva’s option prior to August 21, 2023. Workiva may redeem all or any portion of the notes, at Workiva’s option, on or after August 21, 2023, if the last reported sale price of Workiva’s Class A common stock (the “common stock”) has been at least 130% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period (including the trading day immediately preceding the date on which Workiva provides notice of redemption) at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest.

The notes will be convertible into cash, shares of common stock or a combination of cash and shares of common stock at Workiva’s election at an initial conversion rate of 12.4756 shares of common stock per $1,000 principal amount of the notes, which is equivalent to an initial conversion price of approximately $80.16 per share. The initial conversion price of the notes represents a premium of approximately 42.5% over the $56.25 per share public offering price in a concurrent public stock offering also announced today.

Prior to the close of business on the business day immediately preceding May 15, 2026, the notes will be convertible at the option of the holders only upon the satisfaction of certain conditions and during certain periods. Thereafter, until the close of business on the business day immediately preceding the maturity date, the notes will be convertible at the option of the holders at any time regardless of these conditions. If Workiva undergoes a fundamental change (as defined in the indenture governing the notes), holders may require Workiva to purchase for cash all or part of their notes at a purchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, up to, but excluding, the fundamental change purchase date. In addition, if certain make-whole fundamental changes occur or if the notes are subject to redemption, Workiva will, in certain circumstances, increase the conversion rate for any notes converted in connection with such make-whole fundamental change or such redemption.

Workiva estimates that the net proceeds from the offering will be approximately $292.1 million (or approximately $336.0 million if the initial purchasers exercise in full their option to purchase additional notes), after deducting discounts, commissions and estimated offering expenses. Workiva intends to use the net proceeds from the offering of the notes for working capital and other general corporate purposes, as well as the acquisition of, or investment in, complementary products, technologies, assets, solutions, or businesses, although Workiva has no commitments or agreements to enter into any such transactions.

The notes and the shares of common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act of 1933, as amended, or under any state securities laws, and may not be offered or sold in the United States without registration under, or an applicable exemption from, the registration requirements. This announcement does not constitute an offer to sell, nor is it a solicitation of an offer to buy, these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or any jurisdiction.

About Workiva

Workiva, the leading provider of connected reporting and compliance solutions, is used by thousands of enterprises across 180 countries, including more than 75 percent of Fortune 500® companies, and by government agencies. Our customers have linked over five billion data elements to trust their data, reduce risk and save time. For more information about Workiva (NYSE:WK), please visit workiva.com.

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Investor Contact:	Media Contact:
Eileen Gannon	Kevin McCarthy
Workiva Inc.	Workiva Inc.
(515) 663-4493	(515) 663-4471
investor@workiva.com	press@workiva.com